Exhibit 10.10              PRA Group, Inc.
Executive Severance Plan

ARTICLE I PURPOSE
This PRA Group, Inc. Executive Severance Plan has been established on [DATE] (the “Effective Date”) to provide Participants with the opportunity to receive severance benefits in the event of certain terminations of employment. The purpose of this Executive Severance Plan, which is intended to be a top hat welfare benefit plan under ERISA, is to attract and retain qualified executives.

Capitalized terms used but not otherwise defined herein have the meanings set forth in ARTICLE II.

ARTICLE II DEFINITIONS

“ACA” has the meaning set forth in Section 4.01(c).

“Administrator” means the Compensation Committee of the Board, or any committee duly authorized by the Board to administer the Plan.

“Board” means the Board of Directors of the Company and, after a Change in Control, the “board of directors” of the Parent Corporation or Surviving Corporation.

“Cause” means:

(a)the Participant's willful failure to perform his or her duties (other than any such failure resulting from incapacity due to physical or mental illness);

(b)the Participant's willful failure to comply with any valid and legal directive of the Board or the person to whom the Participant reports;

(c)the Participant's engagement in dishonesty, illegal conduct or misconduct, which is, in each case, materially injurious (financially or reputationally) to the Company or its affiliates;
(d)the Participant's embezzlement, misappropriation or fraud, whether or not related to the Participant's employment with the Company;

(e)the Participant's conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs the Participant's ability to perform services for the Company, or results in material reputational or financial harm to the Company or its affiliates;

(f)the Participant's material violation of the Company's written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; or
(g)the Participant's engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute.

For purposes of this definition, no act or failure to act on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant's action or omission was in the best interests of the Company.
“Change in Control” means the occurrence and actual consummation of either paragraph (a), (b), or (c) below or any combination of said event(s), in each case as more fully defined in Section 409A and related Treasury Regulations:

(a)Change of Ownership of the Company. A change of ownership of the Company occurs on the date that any one person or persons acting as a group acquires ownership of the stock of the Company, that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company or of any corporation that owns at least fifty percent (50%) of the total fair market value and total voting power of the Company;

(b)Effective Change of Control. If the Company does not qualify under paragraph (a), above, then it may still meet the definition of Change of Control, on the date that either: (i) any one person, or more than one person, acting as a group acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company; or (ii) a majority of the members of the Board are replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(c)Change in Ownership of Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any person, or more than one person acting as a group, acquires or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons assets from the Company that have a total fair market value equal to more than sixty-five percent (65%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.
“Company” means PRA Group, Inc., a Delaware corporation, and any successor thereto. “Compensation Committee” means the Compensation Committee of the Board.
“Disability” means long-term disability under the terms of the Corporation’s long-term disability plan, as then in effect.

“Effective Date” has the meaning set forth in Article I.

“Eligible Employee” means any full-time employee of the Company whose title is EVP, SVP or VP (or equivalent levels) and who is recommended by the Company’s chief executive officer to the Administrator as a key executive who should be eligible to participate in the Plan. Eligible

Employees shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301, and 404 of ERISA.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended. “Exchange Act” means the Securities and Exchange Act of 1934, as amended. “Participant” has the meaning set forth in Section 3.01.
“Participation Agreement” means the latest participation agreement delivered by the Company to a Participant informing the Eligible Employee of the Eligible Employee's participation in the Plan.
“Person” has the meaning ascribed to it in Section 13(d)(3) of the Exchange Act.

“Plan” means this PRA Group, Inc. Executive Severance Plan, as may be amended and/or restated from time to time.

“Pro-Rata Bonus” has the meaning set forth in Section 4.01(a) and Section 4.01(b).
“Qualifying Termination” means the termination of a Participant's employment by the Company without Cause. Termination of the Participant’s employment on account of death or Disability shall not be treated as a Qualifying Termination.

“Release” has the meaning set forth in Section 6.01(c).

“Severance” has the meaning set forth in Section 4.01(a) and Section 4.01(b).

“Specified Employee Payment Date” has the meaning set forth in Section 9.14(b).

ARTICLE III PARTICIPATION
Section 3.01    Participants. Each Eligible Employee of the Company who (a) is approved by the Administrator to participate in the Plan and (b) executes and returns a Participation Agreement to the Company in accordance with the terms of the Participation Agreement, shall be a “Participant” in the Plan. Participation in the Plan may change as outlined in the Participation Agreement and removal from the Plan shall not constitute a Qualifying Termination.

ARTICLE IV SEVERANCE

Section 4.01    Severance. If a Participant experiences a Qualifying Termination, then, subject to ARTICLE VI, the Company will provide the Participant with the following:

(a)Severance, up to 24 months after a change in control event, in an amount equal to the sum of:

(i).the multiple, as described in Appendix A, of the Participant's annual base salary in effect immediately prior to the date of the Qualifying Termination,
(ii).the multiple, as described in Appendix A, of the Participant's target annual cash bonus for the year in which the Qualifying Termination occurs,
(iii).a pro-rata bonus for the year in which the Qualifying Termination occurs, and

(iv).the multiple, as described in Appendix A, of the monthly COBRA premium amount based on the Participant’s benefit elections as of the date of the Qualifying
Termination for the Participant and the Participant’s eligible dependents (not grossed up for taxes) (collectively, “Severance”).

Subject to Section 9.14, Severance will be payable in equal bi-weekly installments over an 18-month period (24-month period for the CEO) following the termination date, commencing no later than the Company's first payroll date that follows the 60th day following the Qualifying Termination.
(b)Severance, outside of a change in control, in an amount equal to the sum of:

(i).the multiple, as described in Appendix A, of the Participant's annual base salary in effect immediately prior to the date of the Qualifying Termination,
(ii).the multiple, as described in Appendix A, of the Participant's target annual cash bonus for the year in which the Qualifying Termination occurs,

(iii).a pro-rata bonus for the year in which the Qualifying Termination occurs, and

(iv).the multiple, as described in Appendix A, of the monthly COBRA premium amount based on the Participant’s benefit elections as of the date of the Qualifying
Termination for the Participant and the Participant’s eligible dependents (not grossed up for taxes) (collectively, “Severance”).
Subject to Section 9.14, Severance will be payable in equal bi-weekly installments over a 12-month period (18-month period for the CEO) following the termination date, commencing no later than the Company's first payroll date that follows the 60th day following the Qualifying Termination.
(c)Notwithstanding the foregoing, if the Company's Severance payment under this Section
4.01 would violate the nondiscrimination rules for self-insured health plans under Section 105(h) of the Code or would result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and the related regulations and guidance promulgated thereunder (the “ACA”), the Company shall reform this Section 4.01 in a manner as is necessary to comply with the ACA or shall otherwise adjust or cease such payments to avoid violation of such nondiscrimination rules.

ARTICLE V EQUITY AWARDS

Section 5.01    Equity Awards. The Plan does not affect the terms of any outstanding equity awards. The treatment of any outstanding equity awards shall be determined in accordance with the terms of the Company’s equity plan(s) under which they were granted and any applicable award agreements.

ARTICLE VI CONDITIONS
Section 6.01    Conditions A Participant's entitlement to any severance benefits under ARTICLE IV will be subject to:
(a)the Participant executing and delivering to the Company a Participation Agreement in accordance with the terms thereof and such Participation Agreement is in effect as of the date of termination;

(b)the Participant experiencing a Qualifying Termination; and

(c)the Participant executing a release of claims in favor of the Company, its affiliates and their respective current and former officers, directors, and employees, and containing other standard terms, in a form provided by the Company (the “Release”) and such Release becoming effective and irrevocable within 60 days following the Participant's Qualifying Termination.

ARTICLE VII CLAIMS PROCEDURES

Section 7.01    Initial Claims. A Participant who believes he or she is entitled to a payment under the Plan that has not been received may submit a written claim for benefits to the Administrator within 90 days after the later of Participant's Qualifying Termination or the applicable payment is due under the Plan. Claims should be addressed and sent to:

General Counsel, PRA Group, Inc.
150 Corporate Boulevard
Norfolk, VA 23502

If the Participant's claim is denied, in whole or in part, the Participant will be furnished with written notice of the denial within 90 days after the Administrator's receipt of the Participant's written claim, unless special circumstances require an extension of up to an additional 90 days for processing the claim. If such an extension of time is required, written notice of the extension will be furnished to the Participant before the termination of the initial 90-day period and will describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered; and the decision will be made no later than 180 days after the Administrator's receipt of the Participant's written claim.

Written notice of the denial of the Participant's claim will contain the following information:

(a)the specific reason(s) for the denial of the Participant's claim;

(b)references to the specific Plan provisions on which the denial of the Participant's claim was based;

(c)a description of any additional information or material required by the Administrator to reconsider the Participant's claim (to the extent applicable) and an explanation of why such material or information is necessary; and

(d)a description of the Plan's review procedures and time limits applicable to such procedures, including a statement of the Participant's right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.
Section 7.02 Appeal of Denied Claims. If the Participant's claim is denied and the Participant wishes to submit a request for a review of the denied claim, the Participant or the Participant’s authorized representative must follow the procedures described below:

(a)Upon receipt of the denied claim, the Participant (or his or her authorized representative) may file a request for review of the claim in writing with the Administrator. This request for review must be filed no later than 60 days after the Participant has received written notification of the denial.

(b)The Participant has the right to submit in writing to the Administrator any comments, documents, records or other information relating to his or her claim for benefits.

(c)The Participant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to his or her claim for benefits.

(d)The review of the denied claim will take into account all comments, documents, records and other information that the Participant submitted relating to his or her claim, without regard to whether such information was submitted or considered in the initial denial of his or her claim.
Section 7.03    Administrator's Response to Appeal. The Administrator will provide the Participant with written notice of its decision within 60 days after the Administrator's receipt of the Participant's written claim for review. There may be special circumstances which require an extension of this 60-day period. In any such case, the Administrator will notify the Participant in writing within the 60- day period and the final decision will be made no later than 120 days after the Administrator's receipt of the Participant's written claim for review. The Administrator's decision on the Participant's claim for review will be communicated to the Participant in writing and will clearly state:

(a)the specific reason or reasons for the denial of the Participant's claim;
(b)reference to the specific Plan provisions on which the denial of the Participant's claim is based;

(c)a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records, and other information relevant to his or her claim for benefits;
(d)a statement describing any voluntary appeals procedures and a statement describing the Participant’s right to obtain information on such procedures; and

(e)a statement describing the Participant's right to bring an action under Section 502(a) of ERISA in accordance with Section 7.05.

Section 7.04    Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:

(a)no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and
(b)in any such legal action, all explicit and implicit determinations by the Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.
Except as otherwise required by law, in the event of a final denial of a claim for benefits under the Plan, an action to recover denied benefits must be brought within one (1) year from the date of the final denial.

Section 7.05    Attorney's Fees. The Company and each Participant shall bear their own attorneys' fees incurred in connection with any disputes between them arising out of or related to the Plan.

ARTICLE VIII
ADMINISTRATION, AMENDMENT AND TERMINATION

Section 8.01    Administration. The Administrator has the exclusive right, power and authority, in its sole and absolute discretion, to administer and interpret the Plan. The Administrator has all powers reasonably necessary to carry out its responsibilities under the Plan including (but not limited to) the sole and absolute discretionary authority to:

(a)administer the Plan according to its terms and to interpret Plan provisions;

(b)resolve and clarify inconsistencies, ambiguities, and omissions in the Plan and among and between the Plan and other related documents;
(c)take all actions and make all decisions regarding questions of eligibility and entitlement to benefits, and benefit amounts;
(d)make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan;
(e)process and approve or deny all claims for benefits and appeals; and

(f)decide or resolve any and all questions, including benefit entitlement determinations and interpretations of the Plan, as may arise in connection with the Plan.

The decision of the Administrator on any disputes arising under the Plan, including (but not limited to) questions of construction, interpretation and administration shall be final, conclusive and binding on all persons having an interest in or under the Plan. Any determination made by the Administrator shall be given deference in the event the determination is subject to judicial review and shall be overturned by a court of law only if it is arbitrary and capricious.
Section 8.02    Amendment and Termination. The Company reserves the right to amend or terminate the Plan at any time with at least six month’s written notice to the Participants; provided that no such amendment or termination that has the effect of reducing or diminishing the right of any Participant will be effective without the written consent of such Participant.
ARTICLE IX GENERAL PROVISIONS
Section 9.01    At-Will Employment. The Plan does not alter the status of each Participant as an at-will employee of the Company. Nothing contained herein shall be deemed to give any Participant the right to remain employed by the Company or to interfere with the rights of the Company to terminate, or make changes to the terms and conditions related to, the employment of any Participant at any time, with or without Cause.

Section 9.02    Effect on Other Plans, Agreements, and Benefits.

(a)Any severance benefits payable to a Participant under the Plan will be in lieu of and not in addition to any severance benefits to which the Participant would otherwise be entitled under any general severance policy or severance plan maintained by the Company (unless the policy or plan expressly provides for severance benefits to be in addition to those provided under the Plan). If there is an agreement between the Participant and the Company that provides for severance benefits, the Participant will not be entitled to benefits under the Plan (unless the agreement expressly provides for severance benefits to be in addition to those provided under the Plan). Severance benefits payable to a Participant under the Plan will be reduced by any severance benefits to which the Participant is entitled by operation of a statute or government regulations.

(b)Any severance benefits payable to a Participant under the Plan will not be counted as compensation for purposes of determining benefits under any other benefit policies or plans of the Company, except to the extent expressly provided therein.
Section 9.03    Mitigation and Offset. If a Participant obtains other employment after a Qualifying Termination, such other employment will not affect the Participant's rights or the Company's obligations under the Plan.

Section 9.04    Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan. If any provision of the Plan is held by a court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision shall be deemed modified, amended and narrowed to the extent necessary to render such provision legal, valid, and enforceable, and the other remaining provisions of the Plan shall not be affected but shall remain in full force and effect.

Section 9.05    Headings and Subheadings. Headings and subheadings contained in the Plan are intended solely for convenience and no provision of the Plan is to be construed by reference to the heading or subheading of any section or paragraph.

Section 9.06    Unfunded Obligations. The amounts to be paid to Participants under the Plan are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Participants shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.

Section 9.07    ERISA; Top Hat Status. The Plan is intended to be an unfunded employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) for a select group of management or highly compensated employees and thereby exempt from the reporting and disclosure provisions of Part 1 of Title I of ERISA as provided in the exemption in Department of Labor regulations section 2520.104-
24. The Plan is intended to be and shall be administered as a welfare benefit plan under section 3(1) of ERISA. The Plan is not intended to be a pension plan under section 3(2)(A) of ERISA and shall be maintained and administered so as to not constitute a pension plan, as it is intended to qualify for the severance pay plan exception thereto in Department of Labor regulations section 2510.3-2(b).
Section 9.08    Successors. The Plan will be binding upon any successor to the Company, its assets, its businesses or its interest, in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require any successor to the Company to expressly and unconditionally assume the Plan in writing and honor the obligations of the Company hereunder, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. All payments and benefits that become due to a Participant under the Plan will inure to the benefit of his or her heirs, assigns, designees, or legal representatives.

Section 9.09    Transfer and Assignment. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid, except that, in the case of a Participant's death, such amounts shall be paid to the Participant's beneficiaries.

Section 9.10 Waiver. Any party's failure to enforce any provision or provisions of the Plan will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Plan.
Section 9.11    Governing Law. To the extent not pre-empted by federal law, the Plan shall be construed in accordance with and governed by the laws of Virginia without regard to conflicts of law principles. Any action or proceeding to enforce the provisions of the Plan will be brought only in a state or federal court located in the state of Virginia, county of Norfolk, and each party consents to the venue and jurisdiction of such court. The parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

Section 9.12    Clawback. Any amounts payable under the Plan are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Participant. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.
Section 9.13    Taxes and Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation. Participants are solely responsible and liable for the satisfaction of any taxes that may arise with respect to the benefits under the Plan, except to the extent otherwise specifically provided in this Plan or in another written agreement with the Employer.

Section 9.14    Section 409A.
(a)The Plan is intended to comply with or be exempt from Section 409A of the Code and the regulations and guidance issued thereunder (“Section 409A”) and shall be construed and administered consistent with this intent. Notwithstanding any other provision of the Plan, payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under the Plan that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under the Plan shall be treated as a separate payment. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A.

(b)Notwithstanding any other provision of the Plan, if any payment or benefit provided to a Participant in connection with his or her Qualifying Termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Participant is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit shall not be paid until the first payroll date to occur following the six- month anniversary of the Qualifying Termination or, if earlier, on the Participant's death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Participant in a lump sum (without interest) on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. Notwithstanding any other provision of the Plan, if any payment or benefit is conditioned on the Participant's execution of a Release, the first payment shall include all amounts that would otherwise have been paid to the Participant during the period beginning on the date of the Qualifying Termination and ending on the payment date if no delay had been imposed.

(c)To the extent required by Section 409A of the Code, each reimbursement or in-kind benefit provided under the Plan shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any right to reimbursements or in-kind benefits under the Plan shall not be subject to liquidation or exchange for another benefit; and (iii) taxable benefits and reimbursements payable to a Participant under the Plan shall be paid to the Participant no later than the last day of the calendar year following the year in which the underlying expense was incurred by the Participant.
Section 9.15    Taxes and Withholding. Adjustment of Certain Payments and Benefits. Notwithstanding any provision of this Plan to the contrary, if any payment or benefit to be paid or provided hereunder or under any other plan or agreement would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided hereunder shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payments and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). The determination of whether any reduction in such payments or benefits to be provided hereunder is required pursuant to the preceding sentence shall be made at the expense of the Company, if requested by the Participant or the Company, by the Company’s independent accountants or a nationally recognized law firm chosen by the Company. The fact that the Participant’s right to payments or benefits may be reduced by reason of the limitations contained in this Section shall not of itself limit or otherwise affect any other rights of the Participant under this Plan. In the event that any payment or benefit intended to be provided hereunder is required to be reduced pursuant to this Section, then the reduction will be made in accordance with Section 409A and will occur in the following order: (a) first, by reducing any cash payments with the last scheduled payment reduced first; (b) second, by reducing any equity-based benefits that are included at full value under Q&A-24(a) of the Treasury Regulations promulgated under Section 280G of the Internal Revenue Code (the “280G Regulations”), with the highest value reduced first; (c) third, by reducing any equity-based benefits included on an acceleration value under Q&A-24(b) or 24(c) of the 280G Regulations, with the highest value reduced first; and (d) fourth, by reducing any non-cash, non-equity based benefits, with the latest scheduled benefit reduced first. Such payments or benefits shall be reduced in a manner that maximizes the Participant’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

APPENDIX A
Severance, up to 24 months after a Change in Control event

Eligible Employee/Group	Annual Base Salary Multiple	Annual Cash Bonus Multiple	COBRA Premium
CEO	two times	two times	24 months
EVP or equivalent	one and one half times	one and one half times	18 months
SVP or equivalent	one and one half times	NA	18 months
VP or equivalent	one times	NA	12 months

Severance Outside of a Change in Control

Eligible Employee/Group	Annual Base Salary Multiple	Annual Cash Bonus Multiple	COBRA Premium
CEO	one and one half times	one and one half times	18 months
EVP or equivalent	one times	one times	12 months
SVP or equivalent	one times	NA	12 months
VP or equivalent	one-half times	NA	6 months